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                                                                  Exhibit 23.5


                 [BUTLER, SNOW, O'MARA, STEVENS & CANNADA LETTERHEAD]




December 21, 1999


LSP Energy Limited Partnership
LSP Batesville Funding Corporation
Two Tower Center, 20th Floor
East Brunswick, New Jersey 08816


       This letter is furnished relating to (1) the exchange of $150,000,000 principal amount of 7.164% Series A Senior Secured Bonds due January 15, 2014 (the "SERIES A BONDS") for $150,000,000 principal amount of 7.164% Series C Senior Secured Bonds due January 15, 2014 (the "SERIES C BONDS"), and (2) the exchange of $176,000,000 principal amount of 8.160% Series B Senior Secured Bonds due July 15, 2025 (the "SERIES B BONDS" and, together with the Series A Bonds, the "INITIAL BONDS") for $176,000,000 principal amount of 8.160% Series D Senior Secured Bonds due July 15, 2025 (the "SERIES D BONDS" and, together with the Series C Bonds, the "EXCHANGE BONDS").

       We acted as special Mississippi counsel to LSP Energy Partnership, a Delaware limited partnership (the "PARTNERSHIP"), and LSP Batesville Funding Corporation, a Delaware corporation (the "FUNDING CORPORATION" and, together with the Partnership, the "ISSUERS"), in connection with the issuance by the Issuers of the Initial Bonds pursuant to the Trust Indenture, dated as of May 21, 1999, among the Issuers and The Bank of New York, as Trustee. We hereby consent to the references to us in the prospectus which is a part of the Registration Statement, as amended by Amendment No. 1 thereto, being filed by the Issuers in respect of the Exchange Bonds.


                            Very truly yours,

                            BUTLER, SNOW, O'MARA, STEVENS & CANNADA, PLLC


                            /s/ Don B. Cannada
                            Don B. Cannada